Exhibit 10.2

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”), which is effective as of September 12, 2008 (the “Effective Date”), is by and between Joseph J. Euteneuer (“Executive”), who is Executive Vice President and Chief Financial Officer of Qwest Communications International Inc., a Delaware corporation having its principal executive offices in Denver, Colorado  (together with Qwest Corporation, (the “Company”)):

WHEREAS, the Company wishes to encourage Executive’s continued service and dedication in the performance of Executive’s duties; and

WHEREAS, in order to induce Executive to remain in the employ of the Company, and in consideration for Executive’s continued service to the Company, the Company agrees that Executive shall receive the benefits set forth in this Agreement in the event that Executive’s employment with the Company is terminated in the circumstances described herein.

Therefore, in consideration of the mutual promises set forth below, Company and Executive hereby agree as follows:

1.             TERM OF EMPLOYMENT; AT-WILL EMPLOYMENT.  This Agreement does not contain any promise or representation concerning the duration of Executive’s employment.  Executive’s employment is at-will, and may be altered or terminated by either Executive or the Company at any time, with or without cause, and with or without notice.  This at-will employment relationship may not be modified unless in a written agreement signed by Executive and either the Chief Executive Officer or the Chief Administrative Officer.

2.             CHANGE IN CONTROL

a.             CHANGE IN CONTROL DEFINED:  For purposes of this Agreement, “Change in Control” shall have the definition currently in the Qwest Equity Incentive Plan (“Stock Plan”).

3.             TERMINATION.

a.             Termination for Cause.  The Company may, in its sole discretion, immediately terminate this Agreement and Executive’s employment for Cause by giving notice to Executive.  If Executive’s employment is terminated for Cause pursuant to this paragraph 3.a., Executive shall not be entitled to any severance payment or any other post-employment obligation provided under this Agreement.  Any one or more of the following events shall, for purposes of this Agreement, constitute Cause:

(1)           Commission of an act deemed by the Company in its sole discretion to be an act of dishonesty, fraud, misrepresentation or other act of moral turpitude that would reflect negatively upon Qwest or compromise the effective performance of Executive’s duties;

(2)           Unlawful conduct that would reflect negatively upon Qwest or compromise the effective performance of Executive’s duties, as determined by the Company in its sole discretion;

(3)           Conviction of (or pleading nolo contendere to) any felony or a misdemeanor involving moral turpitude;

(4)           Continued failure to substantially perform Executive’s duties to the satisfaction of the Chief Executive Officer (other than such failure resulting from Executive’s incapacity due to physical or mental illness) after the Chief Executive Officer delivers written notice to Executive specifically identifying the manner in which Executive has failed to substantially perform his or her duties and Executive has been afforded a reasonable opportunity of at least thirty days to substantially perform his or her duties; or

(5)           A willful violation of the Qwest Code of Conduct or other Qwest policies that would reflect negatively upon Qwest or compromise the effective performance of Executive’s duties as determined by the Company in its sole discretion.

For two years following a Change in Control, a termination for Cause shall require the approval of the Company’s Board of Directors.

b.             Severance Payments When Termination Not By Executive or By Executive With Good Reason.  The parties agree that the Company may terminate Executive’s employment without Cause or that Executive may terminate his employment for Good Reason (as defined below).  Except under circumstances described in subparagraph 3.c below, if Company terminates Executive’s employment without Cause or if Executive terminates his employment for Good Reason, and Executive signs a complete waiver and release of claims against Qwest in the form attached hereto as Attachment A (“Waiver”), then Company shall pay Executive the “Standard Severance Amount” defined below.  The Waiver includes, among other terms, a provision requiring Executive to pay back to Qwest any severance received by Executive if after the payments are made it is determined that, while employed by Qwest or any Qwest entity, Executive engaged in conduct constituting Cause.  The Waiver does not include a release of Qwest’s obligations, if any, to indemnify Executive under Qwest bylaws or applicable state law.  The Standard Severance Amount will equal one and one-half times Executive’s highest annual base salary in effect during the 12 months preceding the termination of Executive’s employment.  The Standard Severance Amount will be paid over an 18 month period through the Company’s regular management payroll processes, commencing on the Severance Payment Date, as defined in Section 22.d.  If, at the end of the 18 month period, Executive has not breached or threatened to breach any part of this Agreement, Executive will also receive a lump-sum payment equal to one and one-half times Executive’s highest target annual bonus in effect during the 12 months preceding the termination of Executive’s employment, minus any applicable or legally-required withholdings.

(1)           Termination for Good Reason.  Executive may terminate his or her employment for Good Reason after giving written notice to the Company within 60 days after an event constituting Good Reason; provided, however, that the Company shall have 30 days after such notice is given to cure.

Good Reason shall mean:

(A)                          a reduction of either Executive’s base salary or Executive’s target annual bonus, where the salary or annual target bonus are measured immediately prior to such reduction, as opposed to at the time of Executive’s execution of this Agreement;

(B)                           a reduction in Executive’s title from Executive Vice President and Chief Financial Officer of the Company, or a requirement that Executive report to any person other than the Chief Executive Officer of the Company or the Company’s Board of Directors;

(C)                           a material reduction of Executive’s responsibilities, where such responsibilities are measured immediately prior to such reduction, as opposed to at the time of Executive’s execution of this Agreement;

(D)                          Company’s material breach of this Agreement;

(E)                           Company’s failure to obtain the agreement of any successor to honor the terms of this Agreement; or

(E)                           A requirement that Executive’s primary work location be moved to a location that is greater than thirty-five straight line miles from Executive’s primary work location immediately prior to the imposition of such requirement.

“Good Reason” shall not include any other circumstances, including but not limited to, Executive’s discharge for Cause, Executive’s resignation or retirement (other than in the circumstances set forth in (A) – (E) above), or any leave of absence.

c.             Change in Control Termination.  If Company (with the required approval of the Company’s Board of Directors) terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason within two years following a Change in Control, then, provided Executive signs a Waiver, as described in subparagraph 3.b above, Company shall pay Executive the Change in Control Severance Amount defined in the following sentence:  The Change in Control Severance Amount payable to Executive will equal (a) (i) 2.99 times Executive’s annual base salary in effect at the time of the termination of Executive’s employment, or, if greater, Executive’s annual base salary in effect at the time of the Change in Control, plus (ii) 2.99 times Executive’s target annual bonus in effect at the time of the termination of Executive’s employment, or, if greater, Executive’s target annual bonus in effect at the time of the Change in Control.  The Change in Control Severance amount will be paid in a lump sum on the Severance Payment Date, as defined in Section 22.d.

d.             COBRA Coverage.  If Executive’s employment is terminated pursuant to subparagraph 3.b above, Executive may be eligible for Qwest-subsidized COBRA for a period of 18 months (unless Executive becomes ineligible for or forfeits severance benefits pursuant to the terms of this Agreement) following the Executive’s election of COBRA health care continuation coverage (generally beginning as of the first day of the first month following the month in which Executive is designated as terminated on the Qwest payroll system) on the same basis as for active employees under the group medical plan.  This provision shall not extend the period for which any Executive is eligible for COBRA continuation coverage.

4.             OFFSET.  To the extent permitted by law, any severance benefits received under this Agreement may be reduced by the amount(s) of any outstanding monetary debts Executive owes to Qwest.  Such debts will be treated as satisfied to the extent of the withheld payments.

It is the express intent of Qwest that the monies received under this Agreement be a set-off against amounts to which you are entitled under any applicable state unemployment statute.

5.             NONDISCLOSURE.  Executive will not disclose outside of Qwest or to any person within Qwest who does not have a legitimate business need to know, any Confidential Information (as defined below) during Executive’s employment with the Company or any other Qwest entity.  Executive will not disclose to anyone or make any use of any Confidential Information of Qwest after Executive’s employment with Qwest ends for any reason, except as required by law after timely notice is given by Executive to Qwest.  This agreement not to disclose or use Confidential Information means, among other things, that Executive, for a period of 18 months beginning on the effective date of the termination of Executive’s employment with the Company or any other Qwest entity for any reason, may not take or perform a job whose responsibilities would likely lead Executive to disclose or use Confidential Information.  Executive acknowledges and agrees that the assumption and performance of such responsibilities, in that situation, would likely result in the disclosure or use of Confidential Information and would likely result in irreparable injury to Qwest.  Moreover, during Executive’s employment with Qwest, Executive shall not disclose or use for the benefit of Qwest, Executive or any other person or entity any confidential or trade secret information belonging to any former employer or other person or entity to which Executive owes a duty of confidence or nondisclosure of such information.  If a court determines that this provision is too broad, Executive and Company agree that the court shall modify the provision to the extent (but not more than is) necessary to make the provision enforceable. “Confidential Information” is any oral or written information not generally known outside of Qwest, including without limitation, trade secrets, intellectual property, software and documentation, customer information (including, without limitation, customer lists), company policies, practices and codes of conduct, internal analyses, analyses of competitive products, strategies, merger and acquisition plans, marketing plans, corporate financial information, information related to negotiations with third parties, information protected by Qwest’s privileges (such as the attorney-client privilege), internal audit reports, contracts and sales proposals, training materials, employment and personnel records, performance evaluations, and other sensitive information.  This agreement does not relieve Executive of any obligations Executive has to Qwest under law. Nothing in this agreement shall limit, restrict, preclude or influence Executive’s testimony in any way or cause Executive not to provide truthful testimony or information in any manner or in response to any inquiry by a governmental official.

6.             NONCOMPETE.  In light of Executive’s senior level position with Qwest, an international corporation engaged in a highly competitive business environment, for a period of 18 months beginning on the effective date of the termination of Executive’s employment with the Company or any other Qwest entity, regardless of the reason for the termination and regardless of the party bringing about the termination, Executive agrees not to, directly or indirectly, engage in any business or activity which is in direct competition with the Company or of any of its subsidiaries or affiliates in the telecommunications business.  The foregoing shall not limit Executive’s right to accept employment with an investment bank or public accounting firm, provided Executive does not work or advise on any matters regarding or involving Company without Company’s written permission, and shall not apply to passive investments by Executive of up to 2% of the voting stock of any publicly traded company or 5% of the voting stock or other securities of any privately held company, or to service by Executive on boards of directors of companies as permitted under this Agreement, regardless of whether such company competes with the Company. If a court or arbitrator determines that this provision is too broad, Executive and Company agree that the court or arbitrator should modify the provision to the extent (but not more than is) necessary to make the provision enforceable.

7.             NONSOLICITATION/NO-HIRE.  For a period of one year beginning on the effective date of the termination of Executive’s employment with the Company or any other Qwest entity, regardless of the reason for the termination and regardless of the party bringing about the termination, Executive agrees not to induce any employee of Qwest to leave Qwest’s employment.  This agreement means, among other things, that Executive may not have any part in hiring anyone who is a Qwest employee, even if Executive is contacted by the Qwest employee first.  For these purposes, employees of Qwest shall include all persons who are employed by the Company or any other Qwest entity at the time Executive violates this paragraph 7 or were employed by the Company or any other Qwest entity at any time during the six months preceding such violation.  If a court determines that this provision is too broad, Executive and Company agree that the court should modify the provision to the extent (but not more than is) necessary to make the provision enforceable.

8.             REMEDIES FOR VIOLATION OF PARAGRAPHS  5, 6, OR 7.   The Executive agrees that it would be difficult to measure any damages caused to Qwest which might result from any breach by the Executive of the promises set forth in paragraphs 5, 6, and 7, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, subject to paragraph 9, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, Qwest or the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to Qwest.  The Company acknowledges that Executive has disclosed the name of his spouse’s current employer to the Company and agrees that the fact of such employment shall not, in and of itself, be treated as a basis for finding that Executive has breached this Agreement.

9.             DISPUTE RESOLUTION; ARBITRATION.  Executive and the Company agree that in the event a dispute arises concerning or relating to Executive’s employment with the Company, or any termination therefrom, the parties first shall attempt in good faith to resolve such dispute through mediation.  If a resolution through mediation is not reached, then such dispute shall be submitted to binding arbitration in accordance with the employment arbitration rules of Judicial Arbitration and Mediation Services (“JAMS”) by a single impartial arbitrator experienced in employment law selected as follows:  Company and Executive will attempt in good faith to agree upon impartial arbitrator within thirty days of a request for arbitration.  If the parties cannot agree, they shall request a panel of ten arbitrators from JAMS and select an arbitrator pursuant to the JAMS rules.    The arbitration shall take place in Denver, Colorado, and both Executive and the Company agree to submit to the jurisdiction of the arbitrator selected in accordance with JAMS’ rules and procedures.  The Federal Arbitration Act, as amended, 9 U.S.C. § 1 et seq., (“FAA”) and not state law, shall govern the arbitrability of all claims, provided they are enforceable under the FAA.  Other than as set forth herein, the arbitrator shall have no authority to add to, detract from, change, amend, or modify existing law.  The arbitrator shall have the authority to order such discovery as is necessary for a fair resolution of the dispute.  The arbitrator shall also have the authority to award any and all relief or remedies provided under the statute or other law pursuant to which an asserted prevailing claim or defense is raised, as if the matter were being decided in court. The arbitrator may award punitive damages, if and only to the extent allowed by Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; and the Americans with Disabilities Act of 1990, as amended; and the arbitrator shall be bound by any limitations on the amount of punitive or other damages imposed by said statutes. The arbitrator has no other authority to award punitive damages.  The arbitrator will apply applicable statutes of limitation, including contractual statutes of limitations, will honor claims of privilege recognized by law, and will take reasonable steps to protect confidential or proprietary information, including the use of protective orders. The prevailing party in any arbitration shall be entitled to receive reasonable attorneys’ fees, only to the extent such fees are provided by the statute or other law pursuant to which an asserted claim or defense is raised, as if the matter were being decided in court. The arbitrator’s decision and award shall be final and binding, as to all Claims that were or could have been raised in the arbitration, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  Executive will pay the arbitrator’s fees and expenses up to $150 and Qwest will pay any arbitrator fees and expenses in excess of such amount. Qwest will pay all of the arbitrator’s fees and expenses if it commences the arbitration. The existence and subject matter of all arbitration proceedings, including without limitation, any settlements or awards there under, shall remain confidential and be subject to the Confidentiality provision of this Agreement. Executive and Qwest agree that if any term or portion of this Arbitration provision is, for any reason, held to be invalid or unenforceable or to be contrary to public policy or any law, then the invalid or unenforceable term or portion shall be severed in its entirety from this Agreement and the remainder of this Arbitration provision shall not be affected by any such invalidity or unenforceability but shall remain in full force and effect, as if the invalid or unenforceable term or portion thereof had not existed within the Arbitration provision.  Executive understands that Qwest would suffer irreparable harm in the event of breached confidentiality, and such harm would not be fully compensable in monetary damages. If any party hereto files a judicial action asserting Claims subject to this Arbitration provision, and another party successfully stays such action and/or compels arbitration of such Claims, the party filing the initial judicial action shall pay the other party’s costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys’ fees.  THE COMPANY AND EMPLOYEE FURTHER AGREE THAT THE DISPUTE RESOLUTION PROCEDURE AS PROVIDED IN THIS PARAGRAPH 9  SHALL BE THE EXCLUSIVE AND BINDING METHOD FOR RESOLVING ANY SUCH DISPUTE AND WILL BE USED INSTEAD OF ANY COURT ACTION, WHICH IS HEREBY EXPRESSLY WAIVED, EXCEPT FOR ANY REQUEST BY EITHER PARTY HERETO FOR TEMPORARY OR PRELIMINARY INJUNCTIVE RELIEF, OR A CHARGE OF DISCRIMINATION FILED WITH AN ADMINISTRATIVE AGENCY.

10.          COOPERATION AND REIMBURSEMENT.  Executive agrees, both during Executive’s employment and following the termination of Executive’s employment, to cooperate reasonably with the Company or any other Qwest entity in connection with any dispute, lawsuit, arbitration, or any internal or external investigation involving Qwest or any of their predecessors (a “Proceeding”) with respect to which Qwest believes in good faith that Executive may possess relevant information.  In that event, upon reasonable notice and at reasonable times, and for reasonable periods, Executive agrees to make himself or herself available for interviews, witness preparation sessions, and appearances in connection with any Proceeding (including, but not limited to, appearances at depositions, hearings and trials). Recognizing that upon Executive’s separation from Company, participating in interviews or witness preparation sessions may be a burden, Company agrees to reimburse Executive for the time Executive spends involved in interviews and witness preparation sessions requested by Qwest at a rate equal to Executive’s final base salary, computed on an hourly basis (assuming a 40 hour work week), for such time actually spent in such interviews or witness preparation sessions.  In addition, Company will reimburse Executive for reasonable expenses Executive incurs in connection with such interviews and witness preparation sessions.  Company will not be obligated to reimburse Executive for lost wages, lost opportunities, or other financial consequences of such cooperation, or to make any other payment to Executive other than the payments by Company referred to in the two previous sentences of this paragraph of this Agreement; provided, however, nothing in this paragraph 10 shall impair or limit any rights or entitlement Executive may have to indemnification, advancement and director’s and officer’s liability insurance coverage.  The parties further agree that Company will not, and will not be obligated to, reimburse Executive for any time spent testifying in any Proceeding (including, but not limited to, appearances at depositions, hearings and trials), although Company will reimburse reasonable expenses for such appearances, as provided above.  Nothing in this Agreement shall limit, restrict, preclude, require or influence Executive’s testimony in any Proceeding or cause Executive not to provide truthful testimony or information in any matter or in response to any inquiry by a government official or representative.  Company’s obligation to reimburse Executive as described above is conditional upon Executive providing, at all times, information that he objectively, reasonably and in good faith believes to be truthful in connection with any Proceeding.  The Company shall also pay the reasonable expenses of an attorney Executive engages to advise him in connection with the foregoing, but only if there is a conflict of interest that would prevent the Company’ own outside or inside legal counsel from adequately representing Executive’s interest as well as the Company’s interests and with the Company’s prior approval.

11.          INDEMNIFICATION.  Both during Executive’s employment and after the termination of Executive’s employment for any reason, Company, or any subsidiary or successor of Company of which Executive is an officer or member of the board of directors, shall indemnify Executive and the Company shall advance Executive’s related expenses when and as incurred, including but not limited to attorney fees to the fullest extent required or permitted by the current Bylaws and applicable law.  During his employment by the Company and thereafter so long as the Executive may have liability arising out of his obligations as an officer of the Company, the Company agrees to continue and maintain a director’s and officer’ liability insurance policy covering the Executive with coverage no less than that available to active officers of the Company.

12.          SUCCESSORS AND ASSIGNS.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, Executive’s assigns, the Company, any other Qwest entity, and their successors and assigns.

13.          CHOICE OF LAW.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Colorado.

14.          SEVERABILITY.  If one or more terms, provisions or parts of this Agreement are found by a court or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, the terms, provisions or parts shall be modified to the extent (but not more than is) necessary to make the provision enforceable.  Additionally, all other terms, provisions and parts of this Agreement shall nevertheless remain in full force and effect.

15.          COMPLETE AGREEMENT.  This Agreement and the Offer Letter (Attachment B)  in conjunction with which this Agreement is being entered into (collectively, for purposes of this Paragraph 15, the “Agreement”) contains the entire understanding of the parties with respect to the matters addressed in this Agreement, and supersedes all prior representations, understandings and agreements of the parties with respect to the matters addressed in this Agreement, including, but not limited to, any and all prior agreements for the payment of severance benefits.  The parties acknowledge that no promises or representations have been made to induce Company or Executive to sign this Agreement other than as expressly set forth in this Agreement, and that each party has signed this Agreement as a free and voluntary act.  No term or provision of this Agreement may be modified or extinguished, in whole or in part, except by a writing which is dated and signed by both Executive and the Chief Executive Officer or Chief Administrative Officer of Company and approved by the Company’s Board of Directors.

16.          CONSTRUCTION; REPRESENTATION.  In any interpretation of this Agreement, any ambiguities shall not be construed against any party on the basis that the party was the drafter.  Executive represents that Executive is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms.  Executive acknowledges that, prior to assenting to the terms of this Agreement, Executive has been encouraged to, and has been given a reasonable amount of time to review it, to consult with counsel of Executive’s choice, and to negotiate at arm’s-length with the Company as to its contents.  Executive and Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

17.          CONDITIONAL REPAYMENT OF PAYMENTS AND BENEFITS.  If Executive receives benefits under Paragraph 3.b above, and, within two years following Executive’s termination of employment, Company determines that during Executive’s employment with Qwest, Executive engaged in conduct that would have constituted “Cause” for termination (as defined in 3.a above), regardless of (i) when during Executive’s employment with Qwest such conduct occurred, (ii) when Qwest knew or learns of such conduct or should have known of such conduct, or (iii) what Qwest now knows or should have known about Executive’s conduct, then Company shall provide to Executive (or, if applicable, Executive’s estate or beneficiary) written notification of such determination, which written notification shall expressly set forth the basis for Company’s determination in reasonable detail.  After Company provides this written notification to Executive, it may stop or withhold any payments which have not been made under this Agreement.  If Executive disputes that such Cause exists or existed, Executive and his or her counsel shall make a presentation to the Company to request that Company withdraw such determination.  If the matter is not settled or resolved after Executive’s presentation to the Company, either party may commence an arbitration pursuant to the procedure set forth in Paragraph 9.   In addition, if Executive breaches Executive’s obligations under the Nondisclosure or Noncompete provisions of this Agreement, Company may stop or withhold any payments which have not been made under this Agreement.

If a court finds that Cause exists or existed or that Executive has breached Executive’s obligations under the Nondisclosure (Paragraph 5) or Noncompete (Paragraph 6) provisions of this Agreement, or if Executive does not timely commence an arbitration  disputing Company’s Cause determination, Executive shall make prompt repayment to Company of the cash payments provided in Paragraph 3.b of this Agreement and other benefits received by Executive pursuant to this Agreement (including, but not limited to, the value of any discounted COBRA coverage).  Consistent with applicable law, any repayments shall include an interest factor equal to the applicable federal short term interest rate pursuant to Internal Revenue Code section 1274.  Interest shall begin to accrue on the 31st day after Executive (or, if applicable, Executive’s estate or beneficiary) received Company’s written notification of its determination that such Cause exists or existed, and shall continue to accrue until complete repayment is made to Company.  If Company notifies Executive (or, if applicable, Executive’s estate or beneficiary) in writing of the determination that Cause for termination exists prior to having made the payment required pursuant to Paragraph 3.b of this Agreement, such payment shall not be made unless the Company withdraws its determination, if the arbitrator determines that Cause did not exist, or if the parties agree otherwise.

18.          RE-EMPLOYMENT.  Executive agrees that if at any time during Executive’s severance period Executive accepts employment with Qwest Communications International Inc., Qwest Corporation, any of their wholly-owned subsidiaries or any successor(s) thereto, all severance benefits to which he or she is entitled for the remainder of the severance period shall cease effective the date Executive accepts the position.

19.          WAIVER OF BREACH.  The waiver by either Company or Executive of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by either party.

20.          HEADINGS.  The headings contained in this Agreement are for convenience only, do not constitute part of the Agreement and shall not limit, be used to interpret or otherwise affect in any way the provisions of the Agreement.

21.          NOTICES.  Any notices provided hereunder must be in writing and shall be deemed effective on the earlier of personal delivery (including personal delivery by telecopy or private overnight carrier) or the third day after mailing by first class mail to the recipient at the address indicated below:

To the Company:	Executive Vice President, General Counsel and
Chief Administrative Officer Qwest Communications International Inc. 1801 California Street Denver, CO 80202

To Executive:	Joseph J. Euteneuer
At the address on file with the Company

With a copy to:	Stephen T. Lindo
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

22.          COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE.  Notwithstanding any other provision of this Agreement, in the event that any payment or the provision of any benefit provided under this Agreement is treated as “deferred compensation” within the meaning of Section 409A of the Code and any related guidance or regulations (“Section 409A”), after application of all available exceptions and exclusions from such treatment, (collectively “Section 409A Deferred Compensation”), the following provisions shall apply:

a.             Separation from Service.  In any case where Executive’s employment with the Company has terminated but Executive continues to provide services of any nature following such termination, whether as an employee or independent contractor to the Company, or to any of the Company’s subsidiaries or affiliates, the payment (or commencement of a series of payments) under the Agreement of any Section 409A Deferred Compensation otherwise required to be paid upon a termination of employment shall instead be delayed until such time as the circumstances of such termination are also treated as a “separation from service” under Section 409A (“Separation from Service”).  All such deferred compensation shall instead be paid (or commence to be paid) to Executive on the schedule set forth in Agreement, as if Executive had undergone such termination of employment on the date of his ultimate Separation from Service.

b.             Six Month Delay.  If Executive is a “specified employee” within the meaning of Section 409A, then the payment or provision of Section 409A Deferred Compensation shall be made as set forth below; provided, however, no such payment or provision shall be made before the date that is six months after Executive’s Separation from Service (or, if earlier, the date of Executive’s death) (the “6-Month Delay”).  The determination of whether Executive is a “specified employee” shall be made by the Company in accordance with Section 409A.

(1)           Payment of Cash Benefits.  Any cash payment hereunder to Executive, including, but not limited to the Standard Severance Amount, shall be paid according to the following provisions:

(A)          the Standard Severance Amount shall be paid out as follows:

(i)            a lump sum payment equal to one-third of the Standard Severance Amount will be paid within 15 business days following the 6-Month Delay;

(ii)           the remainder of the Standard Severance Amount will be paid, in equal installments in accordance with the Company’s regular management payroll processes for 12 months beginning as soon as administratively feasible after the payment under paragraph 22(b)(1)(A)(i) is made; and

(iii)          if, at the end of the 18-month period following Separation from Service, Executive has not breached or threatened to breach any part of this Agreement, Executive also will receive a lump-sum payment equal to one and one half times Executive’s highest annual target bonus in effect during the 12 months preceding the termination of Executive’s employment, minus any applicable or legally-required withholdings, and such payment will be paid within 15 business days following the end of the 18-month period following Executive’s Separation from Service.

(B)           Any other provision of cash benefits that are subject to and not covered by applicable exceptions to Section 409A and that are payable before the 6-Month Delay shall be paid as follows:

(i)            a lump sum payment equal to one-third of the total cash benefit will be within 15 business days following the 6-Month Delay; and

(ii)           the remainder of the total cash benefit will be paid, in equal installments in accordance with the Company’s regular management payroll processes for 12 months beginning as soon as administratively feasible after the payment under paragraph 22(b)(1)(B)(i) is made.

(2)           Payment of Noncash Benefits.  The payment for any noncash benefits that constitute Section 409A Deferred Compensation, including, but not limited to, any applicable premium payments related to such noncash benefits, shall be made by Executive during the 6-Month Delay, and Executive shall be reimbursed by the Company for such payments as soon as administratively practicable following the expiration of the 6-Month Delay.   The Company shall provide timely notice to Executive of all required payments and rights of election, in accordance with applicable law and the terms of applicable plan documents, but the Executive shall be solely liable for all timely payments and elections as may be necessary to retain such noncash benefits, and the Company shall not be liable to Executive, any dependent and/or qualified beneficiary for any loss of any kind, including the loss of noncash benefits relating to Executive’s failure to timely make any payments or elections as required under the applicable benefit plan or this paragraph 22.  By signing this Agreement, Executive acknowledges this provision and the ramifications, including the potential loss of benefits, of the failure to comply with this provision.

c.             Modification.  The payment or provision of benefits under any other arrangement under this Agreement that is subject to Section 409A may be modified or amended in order to comply with Section 409A.

d.             Waiver.  To the extent any payments due under the Agreement as a result of Executive’s Separation from Service are subject to Executive’s execution and delivery of a Waiver, in the absence of a bona fide dispute regarding the amounts owed, (1) the payments shall commence on the Severance Payment Date, (2) if Executive fails to execute such Waiver on or prior to the Severance Payment Date or timely revokes such Waiver thereafter, Executive shall not be entitled to any payments or benefits otherwise subject to the Waiver, and (3) in any case where the Separation from Service date and the Severance Payment Date fall in two separate taxable years, any payments required to be made to Executive that are subject to the Waiver and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.  The term “Severance Payment Date” shall mean the date that is 45 days after the Executive’s Separation from Service.

e.             Section 409A Compliance.  All provisions of this Agreement are meant to be exempt from compliance with Section 409A, to the maximum extent permitted, and otherwise to comply with Section 409A.  Accordingly, all provisions of this Agreement shall be construed in a manner consistent with avoiding taxes or penalties under Section 409A.  Notwithstanding the foregoing, the Company does not guarantee any particular tax treatment and the Company shall have no liability with regard to any failure to comply with Section 409A.

23.  NO MITIGATION OF DAMAGES. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the Date of Termination.    The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive’s then existing rights, or rights which would accrue solely as a result of the passage of time, under any Company benefit plan or other contract, plan or arrangement.

IN WITNESS WHEREOF, the parties now execute this Agreement, to be effective as of the Effective Date.

QWEST COMMUNICATIONS INTERNATIONAL INC.:

By:
Richard N. Baer
Executive Vice President, General Counsel and
Chief Administrative Officer

EXECUTIVE:

By:
Joseph J. Euteneuer

ATTACHMENT A

WAIVER AND RELEASE AGREEMENT

1.                                       Release and Waiver of Claims and Covenant Not to Sue.

As a free and voluntary act, you hereby release and discharge and covenant not to sue, Qwest Communications International Inc., any present or former subsidiary or affiliated Company, any predecessor (including U S WEST and all its affiliates) or successor, and the directors, officers, employees, shareholders and agents of any or all of them, (hereinafter “Qwest”), from any and all debts, obligations, claims, liability, damages, punitive damages, demands, judgments and/or causes of action of any kind whatsoever, including specifically but not exclusively:

•              all claims relating to or arising out of your employment with Qwest and/or U S WEST;

•              all claims arising out of your Severance Agreement (except for claims arising under this Agreement);

•              all claims relating to or arising from any claimed breach of an alleged oral or written employment contract, quasi-contracts, implied contracts, payment for services, wages or salary and/or promissory estoppel;

•              any alleged tort claims;

•              any claims for libel and/or slander;

•              all claims relating to purported employment discrimination or civil rights violations or arising under any federal or state employment statutes including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; claims under the Civil Rights Act of 1991; claims under the Age Discrimination in Employment Act of 1967, as amended; claims under 42 U.S.C. § 1981, § 1981a, § 1983, § 1985, or § 1988; claims under the Family and Medical Leave Act of 1993; claims under the Americans with Disabilities Act of 1990, as amended; claims under the Rehabilitation Act of 1973; claims under the Fair Labor Standards Act of 1938, as amended; claims under the Worker Adjustment and Retraining Notification Act; claims under the Colorado Anti-Discrimination Act; and claims under the Employee Retirement Income Security Act of 1974, as amended; or any other applicable federal, state or local statute or ordinance, including claims for attorneys’ fees;

•              any claim for any disability payments under the Qwest Disability Plan or Qwest Pension Plan after your termination date.  The reference to the Qwest Disability Plan and Qwest Pension Plan includes any successor or predecessor of such plans such as the former Sickness and Accident Disability Plan or Long Term Disability Plan of any Qwest or U S WEST entity and all benefits thereunder;

•              any and all claims which you might have or assert against Qwest (1) by reason of your employment with and/or termination of employment from Qwest and all circumstances related thereto; or (2) by reason of any other matter, cause, or dispute  whatsoever between you and Qwest which arose prior to the effective date of this Agreement.  This Agreement excludes any claims you may make under (1) the applicable state unemployment compensation laws, (2) applicable workers’ compensation statutes, (3) for indemnification or advancement to the extent permitted or required by the bylaws of a Qwest company, your Severance Agreement or applicable state law; (4) claims as a shareholder of Qwest; (5) the right to enforce the severance and benefit continuation provisions of your Severance Agreement and any other provision of your Severance Agreement that by its terms extends beyond your termination of employment; (6) claims for vested employee benefits; and (7) claims which arise after the execution of this Waiver and Release Agreement;

•              your right to seek individual relief on your own behalf for any charges of discrimination filed with any federal, state or local agency, pending or otherwise, arising from or related to your employment or termination of employment with Qwest.

2.                                       Dispute Resolution; Arbitration.

By signing this Waiver and Release Agreement, you voluntarily, knowingly and intelligently reaffirm your agreement to paragraph 9 (Dispute Resolution; Arbitration of your Severance Agreement.

3.                                       You agree that the monies and benefits described above are considerations to which you would not otherwise be entitled unless you sign this Agreement, and that these considerations constitute payment in exchange for signing this Agreement.

4.                                       If one or more terms, provisions or parts of this Agreement are found by a court or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, the terms, provisions or parts shall be modified to the extent (but not more than is) necessary to make the provision enforceable.  You agree that if any portion of this Agreement is found to be unenforceable or prohibited, the remainder of this Agreement shall remain in full force and effect, unless the material terms and intent of this Agreement are materially changed by the fact that a portion of this Agreement is unenforceable or prohibited.  .

5.                                       You agree that this Agreement shall not be admissible in any proceeding as evidence of any improper conduct by Qwest against you and Qwest denies that it has taken any improper action against you in violation of any federal, state, or local law or common law principle.

6.                                       You acknowledge that no promises or representations have been made to induce you to sign this Agreement other than as expressly set forth herein and that you have signed this Agreement as a free and voluntary act.

7.                                       You acknowledge that this release means, in part, that you give up all your rights to damages and/or money based upon any claims against Qwest of age discrimination.  You do not waive your rights to make claims for damages and/or money which arise after the date this Agreement is signed.  Under the Age Discrimination in Employment Act, you have the right within seven days of the date you sign this Agreement to revoke your waiver of rights to claim damages and/or money.  In the event you revoke your agreement to be obligated to the terms of this Agreement, the benefits offered herein shall be null and void, meaning you will receive no involuntary termination benefits under your Severance Agreement.  To be effective, your revocation must be in writing and delivered to Executive Vice President, General Counsel and Chief Administrative Officer, Qwest Communications International, Inc. 1801 California Street, Denver, Colorado 80202, within the seven-day period.  If by mail, the revocation must be (1) postmarked within the seven-day period, (2) properly addressed, and (3) sent by certified mail, return receipt requested.

8.                                       You acknowledge that you (a) have had sufficient opportunity (not less than 45 days) to review this Waiver and Release Agreement, (b) have been encouraged to consult with and have had sufficient opportunity to consult with your attorney and financial advisor before signing this Waiver and Release Agreement, and (c) that you understand and agree to all of the terms of this Waiver and Release Agreement.

AGREEMENT

I have read and I understand the terms of the foregoing Waiver and Release, and I hereby agree to all of the terms of the foregoing Agreement.

Executive’s Signature	(Date)

Please return all pages of this signed agreement to:

Executive Compensation

1801 California Street

45th Floor

Denver, Colorado  80202